This CONSULTING AGREEMENT is entered into effective the 1st day of January, 2014 (the "Effective Date") between TNI Bio Tech, Inc. ("TNIB"), a Florida corporation having principal offices located at 6701 Democracy Blvd., Suite 300, Bethesda, Maryland 20817 and Gary Gemignani ("Consultant"), having an address of, 288 Middlesex Road, Darien, CT 06820. TNIB and Consultant may be referred to in this Agreement individually as a "Party" and, collectively, as the "Parties."

WHEREAS, TNIB wishes to engage Consultant to provide certain consulting and other services to TNIB, and Consultant is willing to provide such services to TNIB, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Performance of Services.

(a) Description of Services. During the term of this Agreement, Consultant will, from time to time, as requested by TNIB, provide to TNIB the consulting and other services (the "Services") described in Exhibit A. TNIB acknowledges and agrees that, in rendering the Services, Consultant will be using and relying on information provided by TNIB without Consutant's independent verification of such information. Consultant does not assume any responsibility for the accuracy or completeness of any materials prepared by Consultant relying on such information provided by TNIB.

(b) Performance. Consultant will use all reasonable efforts to perform Services in accordance with the timelines, if any, specified in Exhibit A, as it may be amended from time to time by written agreement of the Parties. If no timeline is specified, Services will be provided promptly. In performing Services, Consultant will comply with the specifications, protocols, procedures and instructions provided by TNIB, and will perform Services in a manner that is consistent with relevant industry and professional standards. All deliverables, including, but not limited to, data, databases and reports, will be provided to TNIB in a format specified by TNIB. Consultant will use reasonable efforts to ensure that the data, reports and other results of Services provided to TNIB under this Agreement are truthful and accurate in all respects. While on TNIB premises or dealing with TNIB personnel or interacting with third parties in connection with Services, Consultant will comply with any TNIB policies, instructions, rules and procedures of which Consultant is made aware, to the extent consistent with applicable laws. Consultant may not subcontract the performance of any of Consultant's obligations under this Agreement to any third party.

(c) Indemnification. TNIB agrees to indemnify and hold harmless Consultant and agents (including legal counsel), to the fullest extent permitted by law, from and against any losses, claims, fees, costs, expenses (including reasonable attorneys' and accountants' fees and expenses), damages or liabilities (including, without limitation, those arising from investigating, preparing for or defending pending or threatened actions (or any appeals thereof), including any securityholder actions, in respect thereof (collectively, "Losses") arising out of the Services provided by Consultant (including, without limitation, any Losses (i) based upon any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, written material or similar statements or omissions in or from

any other information furnished by TNIB or persons acting on its behalf, to Consultant and (ii) arising out of TNIB's breach of this Agreement).

2. Relationship of Parties.

(a) Independent Contractor. Consultant will perform all Services as an independent contractor, and not as an employee, agent, joint venture party or partner of TNIB. While TNIB is entitled to provide Consultant with general guidance to assist Consultant in performing Services to TNIB's satisfaction, Consultant is ultimately responsible for directing and controlling performance of Consultant's activities subject to the terms and conditions of this Agreement. Nothing in this Agreement will be deemed to authorize Consultant to transact business, or assume or create any obligation or responsibility, or make any representation or warranty, express or implied, on behalf of, or in the name of, TNIB or to bind TNIB in any manner unless expressly authorized in writing to do so by an authorized representative of TNIB.

(b) Taxes, Insurance and Benefits. Neither Consultant nor any employee used by Consultant in the performance of Services will be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of TNIB. Consultant will be fully responsible for payment of taxes and other contributions and similar obligations relevant to its employees or based on fees paid to Consultant under this Agreement, and for compliance with any requirements to have health insurance care coverage applicable to Consultant and/or Consultant's employees. Consultant hereby agrees to indemnify and defend TNIB against any and all taxes, contributions and other amounts that TNIB may incur, but that are the responsibility of Consultant under this paragraph, including fines, penalties and interest.

3. Compensation.

(a) Fees. In full consideration of the Services performed and rights granted by Consultant under this Agreement, TNIB will pay Consultant fees for Services rendered at TNIB's request in the amounts, and in accordance with the payment schedule, specified in Exhibit A.

(b) Expenses. In addition to the fees set forth in paragraph (a), TNIB will reimburse Consultant for all reasonable out-of-pocket expenses incurred or paid by Consultant in connection with the performance of Services by Consultant under this Agreement, provided that, in the case of expenses exceeding $500, to the extent such expenses have been authorized in advance in writing by an authorized representative of TNIB or are otherwise specifically listed as reimbursable expenses on Exhibit A. Consultant will furnish appropriate supporting documentation for authorized expenses to be reimbursed by TNIB under this Agreement. All fees and expenses incurred by Consultant in performing Services under this Agreement that are not specifically listed as part of fees and reimbursable expenses on Exhibit A or otherwise expressly authorized in in accordance with this Section 3(b) will be borne by Consultant.

(c) Invoices. Consultant will submit an invoice for fees and authorized expenses at the end of each calendar month during which Consultant provides Services to TNIB. TNIB will pay undisputed invoices for amounts due within thirty (30) days of receipt of the applicable invoice.

4. Treatment of Confidential Information.

(a) Definition. "Confidential Information" means any information and materials, whether in tangible or intangible form, of a confidential, secret, or proprietary nature, disclosed or provided to Consultant by

or on behalf of TNIB or any of its affiliates, either directly or indirectly, in writing, orally or through access to TNIB facilities or personnel, and, in each case, whether or not identified or marked as "confidential". Confidential Information will also include information and data generated by Consultant as part of Services except to the extent such information is covered by one of the exceptions set forth in paragraph (b) below. Confidential Information may also include non-public information obtained from TNIB's collaborators, customers, suppliers, licensors, licensees, vendors and other third parties who have entrusted their confidential information to TNIB.

(b) Exceptions. Notwithstanding anything in this Agreement to the contrary, "Confidential Information" will not include any information which Consultant can show by written evidence: (i) was publicly known and generally available in the public domain prior to the time of disclosure by Consultant; (ii) becomes publicly known and generally available after disclosure to Consultant or being generated under this Agreement other than through breach of this Agreement; (iii) was already in possession of Consultant immediately prior to the time of disclosure or being generated under this Agreement, and was not received from or on behalf of TNIB; (iv) was obtained by the Consultant from a third party who has a right to disclose such information free, to Consultant's knowledge, of any obligation of confidentiality and who is not providing such information on behalf of TNIB or in connection with Services; or (v) is independently developed by Consultant without use of or reference to TNIB's Confidential Information and other than as part of Services. Notwithstanding anything in this Agreement to the contrary, Consultant will be permitted to disclose Confidential Information of TNIB to the extent such disclosure is required by applicable law, provided that, to the extent possible, Consultant gives TNIB prompt written notice of such requirement prior to such disclosure and, at TNIB's reasonable request, cooperates in TNIB's efforts to limit the scope of such disclosure or to obtain an order protecting all or part of the information from public disclosure.

(c) Non-Use and Non-Disclosure of Confidential Information. Consultant agrees not to use any Confidential Information for any purpose except in connection with the Services contemplated under this Agreement or as otherwise approved in writing by TNIB. Consultant agrees not to disclose any Confidential Information to any third party except to those employees of Consultant who have a need to know such information in connection with Services and who are bound by written obligations of confidentiality and restrictions on use that would cover Confidential Information, and are at least as stringent as those set forth in this Agreement. Consultant will not have the right to publish all or any other part of the results of Services without the prior written consent of TNIB which such consent TNIB may withhold in its sole discretion.

(d) Maintenance of Confidentiality. Consultant agrees to take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of, the Confidential Information.

(e) Return of Information and Materials. All documents and other tangible objects provided to Consultant by or on behalf of TNIB or generated by Consultant containing or representing Confidential Information, and all copies, which are in possession of Consultant, will, as between TNIB and Consultant, be and remain the property of TNIB and, at TNIB's request, will be promptly returned to TNIB or destroyed, as directed in writing by TNIB, and, upon TNIB's written request, any electronic versions and memoranda, notes, reports and the like generated by Consultant and incorporating such Confidential Information will be destroyed.

(f) Remedies. Consultant acknowledges that any breach of the provisions of this Section may result in serious and irreparable injury to TNIB for which monetary damages may not be adequate. As a result,

Consultant agrees that, in addition to any other remedy it may have, TNIB will be entitled to seek specific performance of these provisions and to seek injunctive relief without the need to post a bond or to show harm.

(g) Survival. The obligations of Consultant under this Section 4 will survive the termination or expiration of this Agreement.

5. Proprietary Rights.

(a) Results of Services. All data, information, reports and tangible materials generated by Consultant in the performance of Services will be the exclusive property and Confidential Information of TNIB.

(b) Intellectual Property. Consultant hereby assigns to TNIB all of Consultant's rights to inventions, discoveries, ideas, designs, processes, methods, compositions, formulations, works of authorship, trade secrets, know-how, information, data, reports, research and other creations that are generated by Consultant solely and exclusively in the performance of the Services or using Confidential Information or Materials of TNIB (whether or not patentable or subject to patent, copyright or trade secret protection) and all related intellectual property rights worldwide (the "Service-related I.P."). Service-related I.P. will constitute "works made for hire" to the extent permitted under applicable law. In the event Service-related I.P. cannot be assigned under applicable law, Consultant will be deemed to have granted to TNIB a perpetual, exclusive, fully paid-up, royalty-free, transferable worldwide license to such Service-related I.P. for all purposes. TNIB will have the right to use the deliverables and other results of Services and the Service-related I.P. for any and all purposes. During and after the term of this Agreement, Consultant will, at TNIB's reasonable request and expense, cooperate fully in connection with TNIB's efforts to obtain patent and other proprietary protection for Service-related I.P., all in the name of TNIB or its designee. Without limiting the foregoing, Consultant agrees that Consultant will execute and deliver all requested applications, assignments and other documents, and take such other measures as TNIB may reasonably request, in order to perfect, protect and enforce TNIB's rights in Service-related I.P. TNIB will reimburse Consultant for Consultant's out-of-pocket expenses incurred in connection with cooperation provided at TNIB's request under the preceding sentence. Should obligations to fulfill the preceding sentence exceed more than that which would be expected in the normal course of performing his obligations, herein defined as (1) hour per week, TNIB will reimburse consultant for his time to fulfill such obligations under this paragraph at the consulting rate as noted in this agreement. Each such employee, if any, that Consultant engages in the performance of Services must have agreed in writing to effectively vest in Consultant any and all rights that such personnel might otherwise have in the results of their work.

(c) Use of Proprietary I.P. Consultant will not knowingly utilize in the performance of Services or incorporate into any deliverable or materials provided to TNIB any technology or materials covered by proprietary rights of a third party except as Consultant is freely permitted to do without further compensation by TNIB to Consultant or to any third party. In the event Consultant elects to incorporate any intellectual property owned by Consultant or to which Consultant has rights into any deliverable of Service, Consultant grants to TNIB a perpetual, nonexclusive, fully paid-up license under Consultant's rights covering such intellectual property as necessary for disposition and use of such deliverable.

(d) Work at Third Party Facilities. Except as TNIB may otherwise consent in writing, Consultant agrees not to make use of any funds, space, personnel, facilities, equipment or other resources of a third

party in performing Services, nor will Consultant take any other action that would result in a third party owning or having a right in the results of the Services or the Service-related I.P.

(e) No Other License Grant. Except as expressly set forth in this Agreement, nothing in this Agreement, nor the delivery of any information or materials to Consultant by TNIB (or any third party acting on its behalf) in connection with Consultant's performance of Services under this Agreement will be deemed to grant to Consultant any right or license under any patents, patent applications, know-how, technology, inventions or other intellectual property of TNIB.

(f) Information, Record Retention and Storage. Consultant will promptly provide to TNIB such information related to Services as TNIB may from time to time reasonably request, including, but not limited to, information related to the results of Services and the processes, procedures and facilities used in connection with performance of Services. In no event will Consultant dispose of any data, information, records, reports or tangible materials (collectively, the "Records") generated in connection with Services without first giving TNIB sixty (60) days' prior written notice of Consultant's intent to do so and an opportunity to have the Records transferred to TNIB.

6. Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR LOST PROFITS OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM ANY BREACH OF THIS AGREEMENT.

7. Representation, Warranties and Covenants.

(a) Authority. Each Party represents that it has full right, power and authority to enter into this Agreement.

(b) No Conflict. Consultant represents that Consultant is not currently a party to, and covenants that Consultant will not, during the term of this Agreement, become a party to, any contractual or other obligation or restriction that would cause Consultant to be unable to fulfill Consultant's obligations under this Agreement. Consultant represents that neither Consultant's execution of this Agreement nor the performance by Consultant of this Agreement will breach any agreement, arrangement or understanding to which Consultant is a party or by which Consultant is bound, including, without limitation, any and all employment, noncompetition and nondisclosure agreements with any current or former employer or customer. Consultant is free to disclose to TNIB, without breach of any obligation to a third party, any and all information, ideas, suggestions, developments, or know-how that Consultant will be divulging in performing Services under this Agreement.

(c) No Debarment. Neither Consultant nor any of Consultant's employees has been or, to its knowledge, is under consideration to be, excluded, suspended or debarred from, or otherwise declared ineligible to participate in, federal healthcare programs, federal procurement or non-procurement programs, or any other activities or programs related to the Services contemplated by this Agreement, including under the provisions of the Generic Drug Enforcement Act of 1992. Consultant will notify TNIB immediately in writing upon receipt of notice of such debarment or any threatened or scheduled debarment proceedings involving Consultant or any of its employees.

(d) No Use of Name. Neither Party may use the other Party's name in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other Party.

(e) No Inducement. Consultant acknowledges that the payments to be made by TNIB do not exceed fair market value for the Services to be provided, and that such payments are not intended to, nor should they be construed as, an obligation or inducement for the Consultant or any other person to recommend, purchase, order, prescribe, promote, or otherwise support any particular medical or healthcare product or service.

(f) Non-Compete. Consultant will not during the term of this Agreement, and for a period of one year following termination or expiration of this Agreement, provide services as a consultant, contractor, employee or otherwise to any third party with respect to a product that directly competes with TNIB's products. Specifically, the consultant shall not engage in any activity or otherwise, directly in support of product commercialization or sales of Low Dose Naltrexone (LDN) and Met-enkephalin (MENK) or as sometime referred to as Opiate Growth Factor (OFG) for a competitor of TBIB, so long as this Agreement is in effect and for a period of One (1) year after termination.

8. Term; Termination.

(a) Term. The term of this Agreement will commence on the Effective Date, and will continue unless earlier terminated by either Party as set forth in Section 8(b) below.

(b) Termination. Either Party may terminate this Agreement in its entirety for any reason upon thirty (30) days written notice to the other Party.

(c) Effect of Termination. In the event of termination or expiration of this Agreement, TNIB will pay Consultant all amounts due under this Agreement for Services performed in accordance with the terms of this Agreement and authorized expenses incurred by Consultant in connection with Services as of the date of such termination or expiration in each case in accordance with Exhibit A. Within thirty (30) days after termination of this Agreement, Consultant will return to TNIB all equipment and unused materials in Consultant's possession provided to Consultant by or on behalf of TNIB for the conduct of Services under this Agreement and any remaining deliverables to the extent they are performed as of the date of termination and any other data, information or documentation to be delivered to TNIB in connection with Services. Return of Confidential Information is addressed in Section 4(e). Upon termination or expiration of this Agreement, neither Consultant nor TNIB will have any further obligations under this Agreement except as provided in Section 8(d). Upon receiving notice of termination, Consultant will, take all such action as is necessary to terminate all Services in progress under this Agreement in an orderly manner and to transition such Services to TNIB or its designee as soon as practical and in accordance with the instructions provided by TNIB.

(d) Survival. The termination or expiration of this Agreement will not affect the rights or obligations which have accrued prior to the effective date of such termination or expiration. Sections 4, 5, 6, 7(d), 7(e), 7(f), 8, 9, 10, and 11 of this Agreement will survive any termination or expiration of this Agreement.

9. Notice. All notices required or permitted under this Agreement will be in writing and will be given by addressing the same to the address for the recipient set forth on the first page of this Agreement or to such other address as the recipient may specify in writing under this procedure. Notices will be deemed

to have been given (i) three (3) business days after deposit in the U.S. mail with proper postage for registered or certified mail prepaid, return receipt requested; or (ii) one (1) business day after sending by a nationally recognized courier service for next day delivery. Notices to TNIB will be addressed to the Chief Executive Officer.

10. Force Majeure. Neither party will be responsible for any failure of, or delay in, its performance under this Agreement which may be due, in whole or in part, to any occurrence, cause or causes beyond such Party's reasonable control. The performance schedule, if any, will be adjusted to account for any such delays.

11. Miscellaneous.

(a) Assignment. This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party except that this Agreement may be assigned by TNIB to an affiliate or successor in interest who agrees to be bound by its terms.

(b) Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable by virtue of the fact that, for any reason, any other provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable. In the event any provision of this Agreement is required to be limited or reformed under this paragraph, the Parties will make good faith effort to amend this Agreement to replace any such invalid or unenforceable provision and to reform this Agreement in such a way that the objectives contemplated by the Parties when entering into this Agreement may be realized.

(c) Governing Law. This Agreement will be construed in accordance with and governed by the laws of Florida, without reference to its conflict-of-laws principles.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Consultant and TNIB related to the subject matter of this Agreement.

(e) Amendments and Waivers. No amendment of this Agreement will be binding unless executed in writing by both Parties. Any waiver of any term of this Agreement must be in writing signed by the waiving party. A waiver of compliance of any provision in one instance will not be deemed a waiver of any future breach or of failure to comply with any other provision of this Agreement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which, taken together, will constitute one and the same legal instrument.

TNI BIOTECH, INC.

IN WITNESS WHEREOF, TNIB and Consultant have caused this Agreement to be executed as of the Effective Date.

TNIB Pharmaceuticals, Inc.

By: Noreen Griffin (Mar 3, 2014)
Name: Noreen Griffin
Title: Founder & CEO

GARY G. GEMIGNANI

By: Gary G Gemignani (Mar 2014)
Name: Gary Gemignani
Title: Consultant

Exhibit A

I. DESCRIPTION OF SERVICES

Consultant will provide advice to TNIB, as from time to time requested by TNIB, in the following areas:

- Strategy and input into the overall general business, finance and strategy for the Company;
- Strategies that lead to the commercialization of the company's products ;
- Strategies that lead to the Financing and Public listing and;
- Guidance and input on other matters as directed by the Board of Directors or Chief Executive Officer of the Company.

II. FEES AND PAYMENT SCHEDULE

TNIB will pay Consultant for Services rendered a retainer of $25,000 per month. Additionally, TNIB will issue 1 Million Shares of TNIB stock, which shares are in compensation for work performed and finished prior to July 2013.

TNIB will reimburse Consultant for reasonable travel-related and other out-of-pocket expenses, to the extent consistent with TNIB's travel policy, when in place, incurred in connection with travel specifically authorized in writing, via email, by TNIB in connection with Services.